Filed Pursuant To Rule 424(b)(3)

File Number 333-175596

MICHAEL FOODS GROUP, INC.

SUPPLEMENT NO. 16 TO

MARKET-MAKING PROSPECTUS DATED AUGUST 8, 2011

THE DATE OF THIS SUPPLEMENT IS DECEMBER 11, 2012

ON DECEMBER 11, 2012, MICHAEL FOODS GROUP, INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED DECEMBER 11, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

MICHAEL FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-173400	20-0344222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Carlson Parkway, Suite 400

Minnetonka, Minnesota 55305

(Address of principal executive offices including zip code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 11, 2012, Michael Foods Group, Inc. (the “Company”) issued a press release announcing that its indirect parent company, Michael Foods Holding, Inc., a Delaware corporation (the “Parent”), has priced a private offering of $275 million aggregate principal amount of 8.500% / 9.250% senior notes due 2018 (the “Notes”), pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The offering is expected to close on Tuesday, December 18, 2012, subject to customary closing conditions. The Parent intends to use the net proceeds from the sale of the Notes, together with cash on hand, to pay cash dividends on, and/or make other payments in respect of, the Parent’s equity interests. A copy of the press release issued by the Company is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit
99.1	Press release issued by the Company on December 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 11, 2012

MICHAEL FOODS GROUP, INC.

By:	/s/ James E. Dwyer, Jr.
Name: James E. Dwyer, Jr.
Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release issued by the Company on December 11, 2012

Exhibit 99.1

MEDIA INQUIRIES:	December 11, 2012
Mark Westphal	FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(952) 258-4000

MICHAEL FOODS ANNOUNCES PRICING OF SENIOR UNSECURED NOTES OFFERING

MINNETONKA, MN, December 11 — Michael Foods Group, Inc. (the “Company”) today announced that its indirect parent company, Michael Foods Holding, Inc., a Delaware corporation (the “Parent”), has priced a private offering of $275 million aggregate principal amount of 8.500% / 9.250% senior notes due 2018 (the “Notes”). The Notes are being sold at an issue price of 99.500% and will pay interest semi-annually on January 15 and July 15 of each year, commencing on July 15, 2013. The Parent will be required to pay interest on the Notes entirely in cash unless certain conditions are satisfied, in which case the Parent may be entitled to pay some or all of the interest on the Notes by increasing the principal amount of the Notes or by issuing new Notes (“PIK Interest”). Cash interest will accrue at the annual rate of 8.500%, and PIK Interest will accrue at the annual rate of 9.250%. The Notes will be the senior, unsecured obligations of the Parent. The Parent intends to use the net proceeds from this offering, together with cash on hand, to pay cash dividends on, and/or make other payments in respect of, the Parent’s equity interests.

The sale of the Notes is expected to be consummated on December 18, 2012, subject to customary closing conditions.

The Notes are being offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

Neither this press release nor the information contained herein constitutes an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Any offer of the Notes will be made only by means of a private offering circular.

Forward-Looking Statements

Certain items contained in this press release may be “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, ability to fund operations, intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and economies in which we operate and other information that is not historical information. When used herein, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, we do not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this press release, whether to reflect any future events or circumstances or otherwise. There are a number of risks and uncertainties that could cause actual events to differ materially from the forward-looking statements contained in this press release, including the factors described under “Risk Factors” in our 2011 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2012.

About the Company

Michael Foods Group, Inc., based in Minnetonka, Minnesota, is a producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are egg products, refrigerated potato products, cheese and other dairy-case products.